Exhibit 99.2

News Release

Contact:
Investor Relations
(702) 495-3000

Station Casinos LLC Announces

Completion of Tender Offer

LAS VEGAS, March 1, 2013 — Station Casinos LLC (the “Company”) today announced the completion and settlement of its previously announced Tender Offer (as defined below).

As previously announced, on February 14, 2013,  the Company commenced a (i) cash tender offer (the “Tender Offer”) for any and all of its outstanding Senior Notes due 2018 (CUSIP No. 857691AB5) (the “Existing Notes”) and (ii) a solicitation of consents to amend the indenture governing the Existing Notes to eliminate substantially all of its restrictive covenants (the “Consents”). The Company announced today that holders of 100% of the Existing Notes have tendered such Existing Notes and consents and that the Company has executed a supplemental indenture that incorporates the amendments included in the Consent Solicitation.  Payment for Existing Notes accepted for purchase, including accrued and unpaid interest thereon, will be made on the expected early settlement date of March 1, 2013.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The Tender Offer is being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement, which sets forth the complete terms of the Tender Offer.  Questions regarding the Tender Offer may be directed to Deutsche Bank Securities, Inc., at (212) 250-7527 (collect) or (855) 287-1922 (US toll-free) or Merrill Lynch, Pierce, Fenner & Smith Incorporated at (980) 388-3646 (collect) or (888) 292-0070 (US toll-free).  Requests for documentation may be directed to D.F. King & Co., Inc., at (800) 269-6427 (US toll-free) or (212) 269-5550 (collect).

ABOUT STATION CASINOS

Station Casinos LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering.

Station owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Casino Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino,  Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, and Wildfire Sunset. Station also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Lanes and Casino and The Greens. In addition, Station owns a 50% interest in MPM Enterprises, LLC, which is the manager of the Gun Lake Casino in southwestern Michigan.

FORWARD-LOOKING STATEMENTS

Statements contained in this news release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that the proposed transactions described above will be consummated on the terms currently contemplated, if at all.  Actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.  The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.